BRT APARTMENTS CORP. COMPLETES TRANSACTIONS

– Purchases Remaining 20% Interest in Partnership that Owns Grove at River Place –

– Sale of The Vive to Generate in Excess of a $21 million Gain on Sale –

Great Neck, New York – June 30, 2022 – BRT Apartments Corp. (NYSE:BRT) today announced the purchase for $7.5 million of the remaining 20% interest held by its joint venture partner in the entity that owns Grove at River Place, a 240-unit multi-family property located in Macon, Georgia. In 2021, this property contributed $107,000 in equity in earnings of unconsolidated joint venture. As a result of the completion of this purchase, BRT will include on its consolidated balance sheet the approximate $10.4 million of mortgage debt currently on the property, with an interest rate of 4.39% and 3.6 years of remaining term to maturity.

BRT also announced that the unconsolidated joint venture in which it holds a 65% equity interest, completed the previously announced sale of the multi-family property, The Vive, located in Kannapolis, North Carolina, for a sales price of $91.3 million. BRT generated an approximate 39.9% internal rate of return, or IRR, from this property over the 3 ¼ years it was owned. BRT received net proceeds of approximately $30.2 million from the sale and estimates that during the quarter ending June 30, 2022, BRT will recognize a gain on sale of this property of approximately $21.5 million, after giving effect to its $745,000 share of the mortgage prepayment charge. As of March 31, 2022, this property had mortgage debt of $31.6 million with a remaining term to maturity of 30 years and an interest rate of 3.52% and in 2021, contributed $77,000 of BRT’s equity in earnings of unconsolidated joint ventures.

Management anticipates redeploying the net proceeds of the sale towards the buy-out of its partners’ interests in certain joint venture properties, paying down debt, and for general corporate and working capital purposes.

Jeffrey A. Gould, Chief Executive Officer and President commented, “We are very pleased with our purchase of the remaining 20% in Grove at River Place, furthering our strategic efforts to grow our wholly owned portfolio of high-quality assets in vibrant sunbelt markets. Additionally, the closing of the sale of The Vive demonstrates our continued ability to extract significant value from our portfolio, enhance the flexibility of our capital structure, and put us in a position to grow our portfolio over the long term. Our approach of targeted purchases and sales of properties has resulted in significant strong growth in cash flow and economic gains, and we will continue to accretively construct a portfolio designed to produce sustainable value for our stockholders for years to come.”

Forward Looking Statements:

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “apparent,” “experiencing” or similar expressions or variations thereof. Investors are encouraged to carefully review the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Statement Regarding Forward Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2021 and in the Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed thereafter for a discussion of the factors that could cause BRT’s actual results, performance or achievements to differ materially from its expectations. In addition, anticipated property purchases and sales (including information regarding the purchase and/or sale of the interests of BRT in its joint ventures) may not be completed during the periods indicated or at all, and estimates of gains from property sales are subject to adjustment, among other things, because actual closing costs may differ from the estimated costs. Investors should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond BRT’s control and which could materially affect actual results, performance or achievements.

About BRT Apartments Corp.:

BRT is a real estate investment trust that either directly, or through joint ventures, owns, operates and, to a lesser extent, develops multi-family properties. Additional financial and descriptive information on BRT, its operations and its portfolio, is available at BRT’s website at: www.brtapartments.com. Interested parties are encouraged to review BRT’s Annual Report on Form 10-K for the year ended December 31, 2021, and the other reports filed thereafter with the Securities and Exchange Commission for additional information.

Contact: Investor Relations
BRT Apartments Corp.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.brtapartments.com.
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